UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

September 13, 2011

Date of Report (Date of Earliest Event Reported)

HEWLETT-PACKARD COMPANY

(Exact name of registrant as specified in its charter)

DELAWARE	1-4423	94-1081436
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3000 HANOVER STREET, PALO ALTO, CA	94304
(Address of principal executive offices)	(Zip code)

(650) 857-1501

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.                  Other Events.

On August 18, 2011, Hewlett-Packard Company (“HP”) and Hewlett-Packard Vision B.V. (“HP Vision”), an indirect wholly-owned subsidiary of HP, entered into an Offer Agreement with Autonomy Corporation plc (“Autonomy”).  Pursuant to the Offer Agreement, HP announced pursuant to Rule 2.5 of the United Kingdom City Code on Takeovers and Mergers the terms of a recommended cash offer (the “Offer”) under which HP, acting through HP Vision, would acquire the entire issued and to be issued share capital of Autonomy for £25.50 ($42.11) per share in cash.  The full terms of, and conditions to, the Offer are set forth in the offer document issued by HP Vision on August 22, 2011 (the “Offer Document”).

On September 13, 2011, HP provided the following update with respect to the Offer:

•                  HP confirmed that (i) filings have been made in the United States under the Hart-Scott-Rodino Antitrust Improvements Act 1976 (the “HSR Act”) and in Austria, Germany and Ireland in relation to the conditions of the Offer, and (ii) the waiting period under the HSR Act expired with respect to the Offer on September 2, 2011.

•                  As of 1:00 p.m. (London time) on September 12, 2011, HP Vision had received valid acceptances of the Offer with respect to 101,577,809 Autonomy shares, representing approximately 41.62 percent of the existing issued share capital of Autonomy.  Those acceptances include those received with respect to 22,190,066 Autonomy shares (representing approximately 9.09 percent of the existing issued share capital of Autonomy) pursuant to irrevocable commitments procured by HP Vision from certain members of the Board of Directors of Autonomy who held Autonomy shares.

•                  The Offer, which remains subject to the terms and conditions set out in the Offer Document, has been extended to, and will remain open for acceptance until, 10:00 a.m. (London time) on October 3, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEWLETT-PACKARD COMPANY

DATE: September 13, 2011	By:	/s/ Paul T. Porrini
	Name:	Paul T. Porrini
	Title:	Vice President, Deputy General Counsel and Assistant Secretary